EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147219 and 333-161098) of TranS1 Inc. of our report dated March 12, 2010 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP Raleigh, North Carolina
March 12, 2010